Exhibit 10.2

ACTION BY THE PLAN ADMINISTRATOR OF THE
BENEFIT EQUALIZATION PLAN

The undersigned, being duly designated as the Administrator of the Benefit Equalization Plan (the “Plan”) pursuant to the terms of the Plan, with the authority to amend the Plan where the amendment or amendments to the Plan do not increase the annual expenditure of the Plan by more than $500,000, or if authorized by the Board of Directors of Altria Group, Inc. (the “Board”) to amend the Plan, hereby amends the Plan as follows:
WHEREAS, Altria Client Services LLC (the “Company”) maintains the Plan for the benefit of eligible employees; and

WHEREAS, the Board has approved the 2016 salaried workforce restructuring associated with the productivity initiative, including the offer of enhanced early retirement benefits to certain employees of Altria companies; and

WHEREAS, the Board has authorized the Administrator to amend the Plan to make any necessary changes related to such enhanced early retirement benefits; and

WHEREAS, the Administrator desires to make certain amendments to the Plan related to such enhanced early retirement benefits.

NOW, THEREFORE, it is hereby:

RESOLVED, that the Plan, as amended and in effect to the date hereof, be further amended as set forth below, effective March 31, 2016, with such changes therein as the proper officers of the Company, with the advice of counsel, may deem necessary or advisable.

1.	ARTICLE IIA(1)(a)(ii) of the Plan is amended to read as follows:

(ii)    In the case of a Retired Employee who is eligible to receive an enhanced benefit under the Qualified Plan (such as a benefit payable pursuant to a voluntary early retirement program or a shutdown benefit), but whose additional accrued benefit resulting solely from participation in such program or benefit will not be paid from the Qualified Plan (A) because of the nondiscrimination requirements of Section 401(a)(4) of the Code or the coverage requirements of Section 410(b) of the Code, or (B) because such Retired Employee was entitled to an Allowance under the Plan before the effective date of such program or benefit, the amount of such additional accrued benefit payable to such Retired Employee solely as a result of his participation in such program or benefit. Notwithstanding the foregoing, an Employee who would be eligible for an Early Retirement Allowance under the Retirement Plan by the end of his or her policy severance under the Altria Severance Pay Plan, without regard to the enhanced benefit or program, will not be eligible for the benefit described in this subparagraph (ii).

RESOLVED, that the proper officers of the Company be, and they hereby are, authorized to do all acts and things and to execute and deliver all documents and instruments as may be necessary or desirable to carry out the purposes of the foregoing resolutions.

Dated:    March 25, 2016

/s/ RODGER W. ROLLAND
Rodger W. Rolland
Administrator, Benefit Equalization Plan